Exhibit 99.5

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Fulcrum Therapeutics, Inc., a Delaware corporation (the “Company”), of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, and any amendments and supplements thereto, as a nominee to the board of directors of the Company following the consummation of the merger. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments and supplements thereto.

/s/ Stephen K. Brannan, M.D.
Name: Stephen K. Brannan, M.D.
Date: October 14, 2026

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